                       MEMORANDUM OF UNDERSTANDING

     WHEREAS, there are now pending several consolidated putative class action lawsuits in the Superior Court for the State of California, for the County of San Diego (the "Court"), consolidated under the lead case of LESLIE SUSSER V. MYCOGEN CORPORATION, ET AL., Case No. 720255 (the "Litigation"), brought on behalf of the public, minority shareholders of Mycogen Corporation ("Mycogen" or the "Company");

     WHEREAS, the Complaint in the Litigation challenges certain actions allegedly taken or not taken by defendant Dow Agrosciences LLC ("DAS") the majority shareholder of Mycogen, The Dow Chemical Company ("TDCC"), DAS's parent, and certain members of Mycogen's Board of Directors, some of whom are also affiliated with DAS and TDCC, in connection with DAS's April 30, 1998, request to the board of directors of Mycogen to execute a contractual amendment to permit Mycogen to enter discussions with DAS regarding the possible acquisition by DAS of all of the outstanding shares of Mycogen common stock held by persons and entities other than DAS at a price of $20.50 per share (the "Proposed Transaction");

     WHEREAS, following announcement of the Proposed Transaction, the board of directors of Mycogen formed a Special Committee of disinterested directors to negotiate with TDCC and DAS regarding the Proposed Transaction, which Special Committee retained legal and financial advisors to assist in evaluations and negotiations regarding the Proposed Transaction;

     WHEREAS, following the commencement of the Litigation and the filing of the complaints, plaintiffs' attorneys continued their investigative efforts, communicated at various times with counsel for the defendants, and, together with their independent financial advisor, were provided by defendants' counsel with, INTER ALIA, confidential financial evaluations,


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analyses and projections prepared by DAS's financial advisor, Salomon Smith
Barney, and the Special Committee's financial advisor, Wasserstein Perella and Company, pertaining to Mycogen and the Proposed Transaction, so that plaintiffs, through their counsel, could convey their position as to a fair price for Mycogen shares. Plaintiffs attorneys and their independent financial advisor reviewed these materials and other publicly available materials filed with the Securities and Exchange Commission with respect to Mycogen in connection with their communications with defendants' counsel and their financial advisors;

     WHEREAS, the documents provided by defendants' counsel to plaintiffs' counsel included a draft letter written in August 1997 by Dr. Jerry Caulder, who had resigned in May 1997 as Chairman of the Board and Chief Executive Officer of Mycogen, and Thomas J. Cable, a director of the Company, alleging that TDCC and DAS had not acted in the best interest of the Company with regard to certain transactions, and various other documents relating to the matters discussed in the draft letter (collectively, the "Caulder documents");

     WHEREAS, after review of the materials provided by the defendants to plaintiffs' counsel and their independent financial advisor, and plaintiffs' counsel's independent review of other pertinent materials, plaintiffs' counsel and their independent financial advisor, at the request of attorneys for the defendants, met in person with attorneys and financial advisors for TDCC, DAS and the Special Committee to discuss the Proposed Transaction and the ongoing negotiations between TDCC and DAS and the Special Committee and to present their views;

     WHEREAS, the pendency of the Litigation and the communications between counsel for plaintiffs and defendants and their respective financial advisors with respect to the above matters, were among the material causal factors that TDCC, DAS and the Special


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Committee took into account in the course of the negotiations regarding enhancement of the terms of the Proposed Transaction;

     WHEREAS, on August 31, 1998, Mycogen and DAS jointly announced the execution of a definitive merger agreement (the "Merger Agreement") whereby DAS, through an acquisition subsidiary, will make a tender offer to acquire all of the shares of Mycogen common stock that DAS does not already own for a price of $28.00 per share (the "Tender Offer") and, following the Tender Offer, if DAS and the acquisition subsidiary obtain at least 90% of the total shares of Mycogen (on a fully diluted basis), the acquisition subsidiary will be merged into Mycogen and each remaining shareholder will receive $28.00 per share for each remaining share of Mycogen common stock;

     WHEREAS, plaintiffs' counsel, after consultation with their independent financial advisor, and after a candid exchange of views with defendants and their financial advisors, have agreed in principle, subject to the review of final transaction documents and confirmatory discovery as further set forth herein, that the enhanced terms of the transaction set forth in the Merger Agreement result in a transaction that is fair to and in the best interests of the plaintiffs and the minority shareholders of Mycogen, taking into account all factors affecting or potentially affected the value and business prospects of Mycogen;

     WHEREAS, defendants deny that they have committed any wrongdoing but nevertheless believe that is in their best interests to resolve the Litigation on the basis set forth herein,

     WHEREAS, counsel for the parties have reached an agreement in principle, subject to confirmatory discovery by plaintiffs in the Litigation and the other terms hereof, providing for the settlement of the Litigation (the "Settlement") between and among plaintiffs, on behalf of themselves and the putative class of persons on behalf of whom plaintiffs have brought the Litigation, and all defendants, on the terms and subject to the conditions set forth below;

     NOW THEREFORE, as a result of the foregoing and the negotiations among counsel to the parties, the parties to the Litigation hereby agree as follows:

     1. INCORPORATION OF RECITALS: The foregoing recitals are incorporated into and expressly made a part of this Memorandum of Understanding.

     2. STIPULATION AND OTHER SETTLEMENT DOCUMENTS: The parties to the Litigation will attempt in good faith to agree upon and to execute as soon as practicable an appropriate stipulation of settlement (the "Stipulation") and such other documentation as may be required in order to obtain any and all necessary or appropriate court approvals of the Stipulation and the Settlement, upon and consistent with the terms set forth in this Memorandum of Understanding. The Stipulation will expressly provide, INTER ALIA:

          (1) CLASS CERTIFICATION: for class certification, conditional on final Court approval (as defined herein) of the Settlement, pursuant to
Section 382 of the California Code of Civil Procedure of a class consisting of all persons (other than defendants and their affiliates) who owned common stock of Mycogen on April 30, 1998, and their successors in interest and transferees, immediate and remote through and including the closing of the Merger (the "Class");

          (2) NO ADMISSION OF WRONGDOING: that all defendants have denied, and continue to deny, that they have committed any violations of law and that they are entering into the Stipulation because the proposed Settlement would eliminate the burden and expense of further litigation;

          (3) RELEASE OF ALL CLAIMS: for the release of all claims that were asserted or could have been asserted in the Litigation by members of the Class, or any or all of them, and any and all other or additional such claims by or on behalf of Mycogen itself or the stockholders of Mycogen, against TDCC, DAS, Mycogen, the Special Committee, each of the members thereof, each of the current directors of Mycogen and any and all other defendants, as well as each of their present or former officers, directors, employees, agents, attorneys, accountants, financial advisors, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors and assigns, whether known or unknown, under state or federal law, and whether directly, derivatively, representatively or in any other capacity, arising out of, relating to, or in connection with, in whole or in part, the Proposed Transaction, the Tender Offer, the Merger, the Merger Agreement, the Caulder documents or any of the matters alleged in them, any disclosures made in connection with any of these, or any other matter affecting or alleged to affect the sufficiency or fairness of the consideration offered or paid in the Tender Offer or the Merger on any basis whatsoever, except for statutory appraisal rights (the "Settled Claims"). In addition, Mycogen shall release TDCC, DAS and each of their present or former officers, directors, employees, agents, representatives, affiliates, parents, subsidiaries, successors and assigns, from any and all claims arising out of, relating to, or in connection with, in whole or in part, their fiduciary duties as majority or controlling shareholders or directors of Mycogen, including without limitation any of the matters alleged in the Caulder documents.

          (4) DISMISSAL: for the dismissal of the Litigation and all Settled Claims with prejudice and without costs to any party (except as set forth below);

          (5) OPT OUTS: that the defendants shall in their sole discretion have the option to terminate the Settlement if potential class members holding in excess of a certain number of shares of Mycogen (to be agreed upon in advance by the parties and set forth in the Stipulation) request exclusion from the class.

     3. SUBMISSION TO THE COURT. The parties to the Litigation, through their counsel, will present the Stipulation and Settlement to the Court for hearing and approval as soon as practicable following appropriate notice to the members of the Class and will use their best efforts to final Court approval of the Stipulation and Settlement, including dismissal of the Litigation with prejudice and the release of all claims as set forth above. It is expressly acknowledged that the Tender Offer and the Merger may be closed prior to final Court approval of the Settlement. As used in this Memorandum of Understanding, "final COURT approval" of the Settlement means that the Court has entered an Order approving the Settlement in accordance with the Stipulation and that Order is finally affirmed on appeal or is no longer subject to appeal.

     4. SUSPENSION OF PROCEEDINGS. Pending the preparation of the Stipulation and other documents and their presentation to the Court for its approval, the plaintiffs agree that they shall not move for preliminary injunction in the Litigation and all parties agree that all proceedings in the Litigation shall be suspended, except for the confirmatory discovery provided herein and any other matters as to which the parties may expressly agree.

     5. CONFIRMATORY DISCOVERY. The parties shall conduct as expeditiously as possible such reasonable additional discovery as the parties agree or the Court orders is necessary and appropriate to confirm the fairness and reasonableness of the terms of the Settlement. Plaintiffs presently anticipate that up to four depositions will be required in addition to relevant document production in response to the Request for Production of Documents previously served by plaintiff's counsel. Plaintiffs reserve the right to withdraw from the terms of this Memorandum of Understanding and the proposed Settlement in the event that such discovery reveals that the Settlement is not fair and reasonable.

     6. ATTORNEYS' FEES. Conditional upon a Stipulation of Settlement being executed, Court approval of the Settlement (including the class certification and release) being granted, and the Court dismissing the Litigation with prejudice, all in accordance with the Stipulation of Settlement, plaintiffs' counsel of record in the Litigation will jointly apply at the settlement hearing to the Court for an award of attorneys' fees and expenses (including, but not limited to, fees and expenses of plaintiffs' counsels' independent financial advisor). The parties shall attempt in good faith to agree on a maximum dollar amount of plaintiffs' counsel's fees application and, in the event they so agree the fee application shall not exceed that maximum dollar amount and the defendants will not oppose the application. In the event the parties are unable to agree on a maximum dollar amount, plaintiffs' counsel may make a fee petition in any amount, without limitation, but the defendants shall reserve the rights to make any and all objections to the petition, or any part thereof, on any relevant grounds, plaintiffs shall reserve the right to oppose any and all such objections and pursue any additional relevant discovery pertaining thereto, and defendants shall reserve the right to oppose such discovery on any applicable ground. Subject to the conditions set forth in this Memorandum of Understanding and any order of the Court, any and all attorneys' fees and expenses awarded by the Court to plaintiffs' counsel may be paid by any combination of TDCC, DAS, Mycogen and/or their successors in interest on behalf of all defendants to the order of Milberg Weiss Bershad Hynes & Lerach LLP, as receiving agent for plaintiffs' counsel, within ten days after final Court approval of the Settlement (as defined in paragraph 3 hereof) and dismissal, with prejudice and without costs or fees (except as otherwise set forth in this paragraph), of the Litigation. TDCC, DAS and/or Mycogen or their successors in interest shall also cause the dissemination of notice of the Settlement to the Class in such manner as the Court determines to be appropriate, and shall pay all costs and expenses incurred in providing such notice to the members of the Class.

     7. CONDITIONS TO SETTLEMENT. The consummation of the Settlement is subject to (a) the completion by plaintiffs' counsel of confirmatory discovery as provided above; (b) confirmation by plaintiffs' counsel following such confirmatory discovery that the Settlement is fair and reasonable, (c) drafting and execution of the Stipulation and such other documentation as may be required to obtain final Court approval of the Settlement in a form satisfactory to the parties; (d) consummation of the Tender Offer, and (e) final Court approval of the Settlement and the Stipulation, including class certification, release, and dismissal with prejudice as set forth above. The consummation of the Merger shall not be a condition of this Memorandum of Understanding or of the Settlement. In the event that the Settlement is not consummated for any reason, neither this Memorandum of Understanding, anything contained herein, nor anything done or disclosed by any person or party in connection herewith shall be deemed to prejudice in any way the positions of any party with respect to the Litigation. In such event, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Litigation or in any other litigation or proceeding.

     8. COUNTERPARTS. This Memorandum of Understanding may be executed in counterpart by any of the signatories hereto, including by telecopier, and as so executed shall constitute one agreement.

     9. GOVERNING LAW. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of California, without regard to California's conflict of law rules.

    10. MODIFICATION. This Memorandum of Understanding may be modified or amended only by a writing signed by the signatories hereto.

    11. BINDING EFFECT. This Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

          12. CONFIDENTIALITY OF INFORMATION. All agreements by, between or among the parties, their counsel and their other advisors as to the confidentiality of information exchanged between or among them shall remain in full force and effect, and shall survive the execution of this Memorandum of Understanding and the consummation of the Settlement, if consummated, without regard to any of the conditions of the Settlement.

Dated:  September 3, 1998              MILBERG WEISS BERSHAD HYNES &
                                       LERACH LLP


                                  By:  /s/ Steven G. Schulman
                                       ----------------------------------------
                                       STEVEN G. SCHULMAN
                                       SETH OTTENSOSER
                                       One Pennsylvania Plaza, 49th Floor
                                       New York, New York 10119
                                       (212) 594-5300


                                       MILBERG WEISS BERSHAD HYNES &
                                         LERACH LLP
                                       WILLIAM S. LERACH
                                       STEVEN W. PEPICH
                                       RANDALL J. BARON
                                       600 West Broadway, Suite 1800
                                       San Diego, CA 92101
                                       Telephone: 619/231-1058


                                       ABBEY, GARDY & SQUITIERI, LLP

DATED: September 3, 1998          By:  /s/ Mark C. Gardy
                                       ----------------------------------------
                                       ARTHUR ABBEY
                                       MARK C. GARDY
                                       JAMES S. NOTIS
                                       212 East 39th Street
                                       New York, NY 10016
                                       Telephone: 212/889-3700
                                       CO-LEAD COUNSEL FOR PLAINTIFFS

                                       MAYER, BROWN & PLATT


DATED: September 3, 1998          By:  /s/ Bennett W. Lasko
                                       _______________________________________
                                       HERBERT L. ZAROV
                                       BENNETT W. LASKO
                                       190 South La Salle Street
                                       Chicago, IL 60603-3411
                                       Telephone: 312/782-0600

                                       MAYER, BROWN & PLATT
                                       FREDERICK S. LEVIN
                                       350 South Grand Avenue
                                       25th Floor
                                       Los Angeles, CA 90071
                                       Telephone: 213/229-9500

                                       ATTORNEYS FOR DEFENDANTS
                                       DOW AGROSCIENCES, THE DOW CHEMICAL CO.
                                       CARLTON J. EIBL, JOHN L. HAGAMAN,
                                       NICKOLAS D. HEIN, LOUIS W. PRIBILA, G.
                                       WILLIAM TOLBERT, J. PEDRO REINHARD,
                                       ROY M. BARBEE, WILLIAM C. SCHMIDT AND
                                       PERRY J. GEHRING

                                       ALTHEIMER & GRAY

DATED: September 3, 1998          By:  /s/ Theodore J. Low
                                       ----------------------------------------
                                       THEODORE J. LOW
                                       10 South Wacker Drive
                                       Suite 4000
                                       Chicago, IL 60606
                                       Telephone: 312/715-4000

                                       GRAY, CARY, WARE & FREIDENRICH
                                       ROBERT W. BROWNLIE
                                       401 B Street, Suite 1700
                                       San Diego, CA 92101-4297
                                       Telephone: 619/699-2700


                                       ATTORNEYS FOR DEFENDANTS
                                       MYCOGEN CORP., JOSEPH P. SULLIVAN, AND
                                       GEORGE KHACHATOURIANS

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